Exhibit 99.1
Macy’s, Inc. Appoints Naveen Chopra to Board of Directors

Appointment Enhances Board’s Expertise Across Finance, Digital and Innovation

NEW YORK – March 23, 2023 – Macy’s, Inc. (NYSE: M) today announced the appointment of Naveen Chopra, executive vice president and chief financial officer of Paramount Global, to its board of directors, effective April 1, 2023.

Chopra is an established financial and operational leader who has served as chief financial officer for several high-growth, innovative companies over the past 20 years. In his current role, Chopra oversees Paramount Global’s financial operations and global corporate development and strategy. Previously, Chopra was chief financial officer of Amazon’s Devices and Services Business, responsible for some of Amazon’s fastest growing and most strategic consumer businesses including Alexa and Echo, FireTV, Ring, Kindle and the Amazon Appstore. Chopra has also successfully executed corporate transformations, including while as chief financial officer of both Pandora Media and TiVo Corporation.

“Naveen brings impressive experience at the intersection of digital innovation and financial growth to our board,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “His career as a CFO spans consumer, technology and media companies, and we are confident his insights will be highly relevant to us as we build on our position as a digitally led, modern department store. We look forward to his contributions to our board.”

“Macy’s, Inc. has reimagined how consumers engage with its Macy’s, Bloomingdale’s and Bluemercury brands and I am energized to join the board at a time when the enterprise is poised for future growth,” said Chopra.

The company today also announced that John Bryant and Leslie Hale, both of whom have served on the board since 2015, will not stand for re-election to the board at the company’s 2023 annual meeting. Both have served as members and leaders of the Audit and Finance Committees during their tenure – Bryant has chaired the Audit Committee since 2016 while Hale has served as Finance Committee chair since 2022.

Paul Varga, Macy’s, Inc. lead independent director, said, “On behalf of my fellow directors, I want to express our appreciation to Leslie and John for their meaningful contributions to Macy’s, Inc.’s success over the past eight years. The composition and diversity of the board reflects Macy’s, Inc.’s commitment to best-in-class corporate governance. We are confident that Naveen’s unique skillset will be a strong complement to our board as the company continues to focus on strengthening its foundation for sustainable, long-term, profitable sales growth.”

Following the 2023 annual meeting, the Macy’s, Inc. board will be comprised of 13 members, 12 of whom are independent and continues to represent a diverse range of ages, experiences, skills and ethnicities. Chopra will serve on the Audit and Finance Committees.

About Naveen Chopra

Naveen Chopra, 49, is the executive vice president and chief financial officer at Paramount Global. Prior to joining ViacomCBS in 2020, Chopra served as vice president and chief financial officer of Amazon’s Devices and Services Business. From 2017 to 2019, he served as chief financial officer at Pandora Media, helping to lead a major corporate turn-around, and held the role of interim CEO in 2017. Chopra held various roles at TiVo Corporation from 2003 to 2016, including chief financial officer and interim CEO where he guided the company through multiple phases of growth and transformation. Earlier in his career, Chopra held business development roles at both large enterprises like Microsoft and Hewlett Packard and early-stage venture-backed companies including WebTV, Ofoto, and Rearden Steel. He earned bachelor’s degrees in computer science and economics from Stanford and an MBA from the Stanford Graduate School of Business. Chopra is also a champion of Diversity, Equity and Inclusion and established Paramount Global’s Finance Diversity Working Group and Sponsorship program.

Exhibit 99.1

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Media – Chris Grams
communications@macys.com

Investors – Pamela Quintiliano
investors@macys.com